UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 30, 2009

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

WASHINGTON	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 200

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BSQUARE CORPORATION

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.

On December 30, 2009, BSQUARE Corporation (the “Company”) entered into a Hardware Design and Systems Integration Services Global Terms and Conditions (the “Agreement”) with Ford Motor Company (“Ford”). The Agreement covers the provision of certain services by the Company under two statements of work (“SOWs”), each of which was also entered into on December 30, 2009. The work under the SOWs commenced in the second quarter of 2008 and has been conducted under multiple interim service orders prior to execution of the Agreement. The Agreement is structured as a fixed price contract, subject to increases based on changes of scope in the overall project. The total fixed price amount under both SOWs is $22.7 million (subject to increase for changes of scope), of which $19.8 million was invoiced to Ford under the interim service orders and prior to execution of the Agreement. These dollar amounts do not include expenses and other rebillables. The final deliverable under this project is currently scheduled for January 31, 2010, though additional updates and maintenance are planned subsequent to that date, and are not covered by the fixed fees in the Agreement. Under the Agreement, the Company provides customary representations and warranties to Ford and accepts liability for certain damages that are incurred by Ford as a result of Company’s breach or failure to comply with the requirements of the Agreement. These damages may include consequential damages and damages incurred as a result of performance delays. The Company’s total liability for these claims from Ford is limited to a maximum of $35 million, and warranty claims from Ford have a sublimit of $5 million. The Agreement also provides that the Company will indemnify Ford against certain third party claims. Ford has the right to cancel the project at any time (with varying notice requirements), subject to payment for services already rendered. Ford also has the right to audit the Company’s books and records related to the Agreement under certain circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Dated: January 6, 2010	By:	/s/ SCOTT C. MAHAN
Scott C. Mahan
Vice President, Finance & Operations and Chief Financial Officer